AMENDED AND RESTATED
                            CLASS A DISTRIBUTION PLAN
                                       OF
                      FIRST INVESTORS SERIES FUND II, INC.



         WHEREAS, FIRST INVESTORS SERIES FUND II, INC. (the "Fund") is a diversified open-end management investment company duly registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund employs one or more broker-dealers as distributors of its shares ("Underwriter") pursuant to a written agreement ("Underwriting Agreement");

         WHEREAS, Rule 12b-1 under the 1940 Act permits registered investment companies to bear certain expenses associated with the distribution of their shares;

         WHEREAS, the Fund offers multiple classes of shares for purchase by shareholders;

         WHEREAS, the Board of Directors believes that payment of certain expenses associated with the distribution of Class A shares of the Fund and the servicing or maintenance of Class A shareholder accounts would be beneficial to the Fund and its shareholders; and

         WHEREAS, the Fund, on behalf of each of its separate designated series presently existing or hereafter established (collectively and singularly, "Series"), wishes to adopt a plan under Rule 12b-1 to permit each Series to pay some of the expenses involved in distributing its Class A shares and the servicing or maintenance of its Class A shareholder accounts.

         NOW, THEREFORE, in consideration of the foregoing, the Fund hereby adopts the following distribution plan in accordance with Rule 12b-1 (the "Class A Plan"):

         1. PAYMENT OF THE FEE. Pursuant to one or more Underwriting Agreements which the Fund can enter into from time to time and the Class A Plan, each Series shall pay as compensation for the Underwriter's services a quarterly Rule 12b-1 fee of up to an aggregate of 0.30 of 1% of each Series' average daily net assets attributable to Class A shares on an annual basis (referred to herein as the "Class A 12b-1 fee"). The Class A 12b-1 fee is payable by each Series monthly or at such intervals as shall be determined by the Board of Directors in the manner provided for approval of the Class A Plan in paragraph 5(a). The fee shall consist of a distribution fee and a service fee, in such proportions as shall be determined from time to time by the Board of Directors in the manner provided for approval of the Plan in

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paragraph 5(a). The distribution and service fees shall be payable regardless of whether that amount exceeds or is less than the actual expenses incurred by the Underwriter in distributing Class A shares of such Series in a particular year.

         2. EXPENSES DIFFERENT FROM ANNUAL RATE. To the extent that the Class A 12b-1 fee paid by each Series in a particular year exceeds actual expenses incurred by an Underwriter in that year, the Underwriter would realize a profit in that year. If the expenses incurred by an Underwriter in a particular year are greater than the fee payable under the Class A Plan by the Series, the Underwriter would incur a loss in that year and would not recover from such Series such excess of expenses over the fee paid under the Class A Plan unless actual expenses incurred in a subsequent year in which the Class A Plan remained in effect were less than the fee paid under the Class A Plan in that year.

         3. DISTRIBUTION AND SERVICE FEES. "Distribution" fees are fees paid for the distribution of the Series' Class A shares, including continuing payments to registered representatives and dealers for sales of Class A shares, the costs of printing and dissemination of sales material or literature, prospectuses used as sales material and reports or proxy material prepared for the Series' Class A shareholders to the extent that such material is used in connection with the sales of the Series' Class A shares, and general overhead of an Underwriter. "Service" fees are fees paid for services related to the maintenance and servicing of existing Series' Class A shareholder accounts, including shareholder liaison services, whether provided by individual representatives, dealers, an Underwriter or others entitled to receive such fees.

         4. REPORTS TO DIRECTORS. Quarterly and annually in each year that the Class A Plan remains in effect, the Treasurer of the Fund shall prepare and furnish to the Board of Directors of the Fund a written report of the amounts so expended and the purposes for which such expenditures were made under the Class A Plan. The Board of Directors will promptly review the Treasurer's report.

         5. APPROVAL OF PLAN. The Class A Plan shall become effective with respect to any Series of the Fund immediately upon the approval by the majority vote of (a) the Fund's Board of Directors and of the Directors who are not "interested persons" of the Fund, within the meaning of the 1940 Act, and have no direct or indirect financial interest in the operation of the Class A Plan or in any agreements related to the Class A Plan (the "Independent Directors") cast in person at a meeting called for the purpose of voting on such Class A Plan and
(b) the outstanding Class A voting securities of such Series, voting separately from any other class or Series of the Fund, which for this purpose is defined in
Section 2(a)(42) of the 1940 Act and means the lesser of (1) more than 50% of the outstanding shares, or (2) 67% or more of the shares present or represented at a shareholders meeting if more than 50% of the

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outstanding shares are represented at the meeting in person or by proxy, whichever is less.

         6. TERMINATION OF PLAN. If the shareholders of any Series approve the Class A Plan, it can be terminated with respect to such Series at any time without the payment of any penalty by vote of a majority of the Independent Directors or by vote of a majority of the outstanding Class A voting securities of such Series, voting separately from any other class or Series of the Fund (as defined in Section 2(a)(42) of the 1940 Act), on not more than 60 days' written notice to any other party to the Class A Plan.

         7. AMENDMENTS. Any material amendment to the Class A Plan with respect to any Series must be approved by the outstanding Class A voting securities of such Series, voting separately from any other class or Series of the Fund (as defined in Section 2(a)(42) of the 1940 Act). Any amendment to materially increase the cost to any Series of the Fund under the Class A Plan must also be approved by the outstanding Class B voting securities of such Series, voting separately from any other class or Series of the Fund (as defined in Section 2
(a)(42) of the 1940 Act.)

         8. NOMINATION OF DIRECTORS. While the Class A Plan shall be in effect, the selection and nomination of the Independent
Directors shall be committed to the discretion of the Independent
Directors then in office.

         9. TERM. The Class A Plan shall remain in effect with respect to any Series for one year from the date of its approval by the shareholders of such Series and may continue thereafter only if the Class A Plan is approved at least annually by either the Board of Directors or by a vote of a majority of the outstanding Class A voting securities of such Series, voting separately from any other class or Series of the Fund, and in either case by a majority vote of the Independent Directors, cast in person at a meeting called for the purpose of voting on the Class A Plan.

         10. PAYMENTS OUTSIDE OF THE PLAN. To the extent any payments made by any Series to its investment advisor, its transfer agent or any company affiliated with an Underwriter, may be deemed to be indirect financing of any monies paid by the Underwriter or investment advisor out of their own assets for distribution expenses, such payments are permissible under the Class A Plan. Permissible payments may include, but are not limited to, the payment by the Series of investment advisory and service fees.

         11. TREATMENT OF EXPENSES. The Directors, including all of the Independent Directors, have determined that the Class A 12b-1 fee will not be an operating expense of the Series. However, while it is expected that the payments under the Class A Plan will be excluded from each Series' total expenses for purposes of determining compliance with any state expense limitation, whether any expenditure under the Class A Plan is subject to any such state

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expense limitation will depend upon the nature of the expenditure and the terms of the state regulation imposing the limitation. In any event, the amounts paid under the Class A Plan will be an expense for accounting purposes.

Dated:            August 10, 1992, as amended and restated as of September
                  22, 1994

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